Exhibit 10.26
January 2, 2014

George Schulze

Dear George:

Welcome to OpenText. We are excited that you have joined our company and we look forward to growing a top 10 Software Industry leader together.

We take great pleasure in offering you continued employment with GXS, Inc., (the "Company"), an affiliate of Open Text Inc. ("OpenText"). This letter agreement (the "Agreement") will take effect immediately following the closing of the transaction between the Company and OpenText (the "Closing").

Title, Duties and Authority

Following closing, your title will remain the same, and your duties and authority within the Company will be broadened to include the EasyLink Sales and Services teams. You will be reporting to Jon Hunter, EVP, WW Field Operations.

Compensation
You current compensation (Base Salary $425,000 USD and Targeted Annual Variable Compensation $297,500 USD) will remain the same following the Closing.

Benefits
Your current benefits will remain the same following the Closing including your GXS severance package per the attached letter marked Exhibit 1, Dated August 6, 2012 signed by Bob Segert including the attached exhibit A&B. The only exception to this letter would be your OpenText stock would vest per the OpenText policy.

Equity Plans
You will also have the opportunity to participate in the OpenText Equity Plans, as they may be amended from time to time. In which you will participate immediately with an initial grant of OpenText Options. You will be eligible to receive options to acquire 30,000 common shares of Open Text Corporation issuable under and subject to the terms of the Open Text 2004 Stock Option Plan and which issuance is subject to approval by the Board of Directors. The price at which these options will be made available to you is the closing price of the shares on the trading day immediately preceding the date the share options were approved by the Board of Directors subject to any blackout period pursuant to the OpenText Insider Trading Policy. These options will vest over a four (4) year period in the amounts as follows: 25% on the first anniversary of the stock option grant date, 25% on the second anniversary, 25% on the third, and the final 25% on your fourth anniversary of the stock option grant date.

In addition, at the start of each Fiscal Year (July of the Calendar Year), you will also be eligible for participation in the annual OpenText Incentive Plan (OTIP) which is an RSU-based equity plan that OpenText executives participate subject to approval by the Compensation Committee of the Board. Your 2014 OTIP grant will be USD $180,625 of OpenText stock.

Plan details will be made available at the time of grant.

Service Date
Your service date will be maintained as February 28, 2005.

Confidentiality Agreements and Restrictive Covenants
You are still bound by any restrictive covenants and confidentiality agreements you previously signed.

Compliance with Company Policies
Employees are required to observe the policies and procedures of the Company, including The Code of Business Conduct and Ethics. By signing this Agreement, you agree to be bound by and abide by the terms of all policies and procedures of the Company during the term of your employment with the Company.

Effect on Prior Agreements and Future Changes
Except as specifically provided above with respect to confidentiality agreements and restrictive covenants, this Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between you and the Company and its affiliates relating to services performed by you for the Company and its affiliates. Nothing herein is deemed to be an amendment or termination of any benefit plan, or any limitation on OpenText's or the Company's right to change compensation amounts or programs or amend or terminate any benefit plan at any time. Nothing herein is intended to provide any guarantee of future employment.

Counterparts and Signatures
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. The delivery of a digitally signed copy of the execution page hereof or the transmission by facsimile of a copy of the execution page hereof reflecting the execution of this Agreement by a party shall be effective to evidence that party's intention to be bound by this Agreement and that party's agreement to the terms, provisions and conditions hereof, all without the necessity of having to produce an original copy of such execution page.

George, we look forward to providing you with a challenging and rewarding opportunity with OpenText. If you have any questions about the terms of this offer, or if you require any clarification, please contact us.

Sincerely,

/s/ Manuel Sousa

Manuel Sousa
SVP, Global Human Resources

I hereby agree to the terms of this offer, all of the terms set out above. In addition, I hereby acknowledge that I have been given a reasonable opportunity to read and understand this offer of employment, and to seek independent legal advice prior to accepting the terms of this offer of employment.

Accepted	/s/ George Schulze	Date:	January 15, 2014
George Schulze

Witness	/s/ witness	Date:	January 15, 2014

Exhibit 1

August 6, 2012

Dear George,

This letter shall amend your letter of employment dated November 11, 2008 as follows:

Termination Without Cause

If you are terminated without "cause" you will receive, as severance, continuation of your then current salary, and, subject to applicable tax law, medical benefits for twelve (12) months plus an immediate pro-rata payment of your then annual bonus target, with a minimum of nine (9) months.

In the event of a Change of Control (as defined in Appendix A), and you are not offered a position comparable to your position as Executive Vice President, Global Sales following the Change in Control and you terminate your employment with GXS, or its successor, as a result then such termination will be deemed to be a termination without cause.

In the event of a Change of Control (as defined in Appendix A), and if during the period commencing one (1) month prior to the execution of the definitive agreement for a Change of Control and twelve (12) months following the close of the Change of Control you are terminated without cause, you will receive, the following severance: (i) twelve (12) months continuation of your then current salary and, subject to applicable tax law, medical benefits, and (ii) an immediate lump sum payment equivalent to twelve (12) months of your then annual bonus target plus a pro-rata amount of your then annual bonus target.

In the event you are terminated without cause within 12 months of a Change of Control (as defined in Appendix B), then, in addition to the 12 months acceleration of equity you receive as a result of the Change of Control (applicable, without limitation, to MIA and Options) you also receive severance consisting of an additional 12 months of equity (MIA and Options) acceleration. For avoidance of doubt, to the extent a transaction triggers the definition of a Change of Control in both Appendix A and Appendix B, you potentially will receive the severance specified in both this paragraph and the preceding paragraph.

In the event of any termination of your employment, you will be required to reimburse GXS for any outstanding monies owed to GXS that have not been repaid by the time employment is terminated. Acceptance of this letter will be your authorization to permit GXS, to the extent permitted by law, to deduct and offset any payments, including payment for salary, bonus, expenses, or vacation pay, otherwise owed to you upon termination of employment.

Notwithstanding anything herein to the contrary, receipt of severance is contingent on your signing GXS' standard termination agreement, which will include a complete release for the benefit of GXS, and such release becoming irrevocably effective. You will have a period of at least 21 days following termination of your employment to sign and return the release (the "release period"). To the extent the release period spans more than one calendar year, severance shall accrue from the date of termination, with the first severance payment being provided to you no earlier than the first regularly scheduled payroll date in the second calendar year.

Tax Implications/Planning
Since receipt of your severance may be based on a Change In Control, there are personal income tax implications that could have a significant impact on the actual value you receive. If applicable, the tax rules assess a 20% excise tax on "Excess Parachute Payments" if Change of Control related payments (such as severance) exceed the "Safe Harbor Rules". The Safe Harbor is 2.99x your historical compensation (average w-2 income over the last 5 years). If the Safe Harbor is exceeded, any amount over 1x your historical average compensation is subject to the excise tax. For this reason, we are implementing a feature where GXS will determine several factors:

◦	Do the Excess Parachute Rules Apply? If so;

◦	What is each individuals "Safe Harbor" amount and do the payments exceed these limits?

◦	Under which scenario would the net benefit to the executive be best?
Once these questions have been answered, the award will be paid to the executive in the manner which they receive the highest net benefit.

All other terms and conditions related to your employment remain unchanged.

Please indicate your agreement to the terms of this amendment letter by signing below and returning the signed original letter to me.

Sincerely,

GXS, Inc.

By:	/s/ Robert E. Segert
Robert E. Segert
President and Chief Executive Officer

Accepted:	/s/ George Schulze
George Schulze
Date	August 6, 2012

APPENDIX A

"Change of Control" means the occurrence of one of the following events:

i.
the consummation of a merger or consolidation of the Company with or into any other entity pursuant to which the stockholders of the Company, or applicable, immediately prior to such merger or consolidation hold less than 50% of the voting power of the surviving entity;

ii.	the sale or other disposition of all or substantially all of the Company's assets or any approval by the stockholders of the Company of a plan of complete liquidation of the Company;

iii.
any acquisition by any person or persons (other than the direct or indirect stockholders of the Company immediately after the Effective Date) of the beneficial ownership of 50% or more of the voting power of the Company's equity securities in a single transaction or series of related transactions; provided, however, than an underwritten pubic offering of the Company's securities shall not be considered a Change in Control; or

iv.
any change in the composition of the Board over a two-year period such that the directors at the beginning of the period and new directors elected during that period and approved by two-thirds of the incumbent directors cease to constitute at least a majority of the Board.

provided, however, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

APPENDIX B

"Change of Control" means except as otherwise limited by the Award Agreement, the occurrence of one of the following events:

(i)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any "person" (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Principal or a Related Party of a Principal;

(ii)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(iii)
the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any "person" (as defined above)), other than the Principals and their Related Parties or a Permitted Group becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; provided that this clause (iii) will not apply to the acquisition of the Company by one or more direct or indirect holding companies with no other material assets or operations, the Voting Stock of which is Beneficially Owned, immediately after such acquisition, by the Persons who Beneficially Owned the Voting Stock of the Company immediately prior to such acquisition (and in substantially the same proportions);

(iv)
the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); or

(v)
any change in the compensation of the Board over a twelve month period such that the directors at the beginning of the period and new directors elected during the period and approved by two-thirds of the incumbent directors cease to constitute at least a majority of the Board.

provided, however, that a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction. For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

Note: Unless defined in this Appendix B, capitalized terms used above shall be as defined in the 2010 GXS Group, Inc. Long Term Incentive Plan, Amended May 10, 2012.

November 11, 2008

George Schulze
701 Crown Meadow Drive
Great Falls, VA 22066

Dear George:

I am pleased to promote you to the SVP, Global Sales reporting to me. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether verbally or written.

Position
The position will be located at our headquarters in Gaithersburg, Maryland, and your starting date will be November 11, 2008.

Compensation
Your starting salary will be $325,000 per year with a target annual bonus of $200,000. Beginning in 2009, payment of the bonus will be subject to the terms of the GXS’ Management Bonus Plan, a copy of which is enclosed. Payments will be paid to you no later than the 15th of March following the calendar year in which the bonus was earned. Please note that the quotation of an annual rate of pay is merely for convenience and does not imply that your employment is for a year or any fixed period.

Stock-Based Compensation
Ownership is a cornerstone principle of GXS’ reward strategy. The Compensation Committee of our Board of Directors has approved for you to receive an additional 225,000 options with an exercise price of $.50 per share. Please understand that the actual value that you realize from your options may vary greatly, based on the performance of GXS. We have designed the program with the intent to provide significant upside potential if GXS is successful. All terms related to the stock options are subject to the provisions of the GXS Holdings, Inc. Stock Incentive Plan and the Option Agreement which are enclosed.

Benefits
In addition to your compensation package you will be eligible for employee benefits (including vacation, medical, dental, vision, accident and disability insurance, 401(k) plans) in accordance with the terms of GXS’ benefit plans, as they may be modified in GXS’ discretion from time to time.

Management Incentive Award
You are eligible to participate in the GXS Management Incentive Award Program. Eligibility, participation and bonus awards shall be governed by that plan as it may be amended by GXS from time to time. A copy of the Management Incentive Award Letter is attached for your signature.

Non-Competition and Non-Solicitation
You will acquire detailed knowledge of the GXS business and have access to proprietary, confidential business information of GXS, such that your subsequent use of such information and/or employment with a competitor of GXS could cause serious and irreparable competitive harm to GXS. Therefore, in consideration of your employment with GXS, and as a condition of that employment, you agree that for a period of twelve (12) months immediately following the termination of your employment with GXS (regardless of the reason for the termination) you will not, without the prior written consent of GXS Vice President of Human Resources;

(i)
directly or indirectly, either as owner, principal, officer, agent, director, employee, consultant, or independent contractor, within any geographic region in which GXS conducts business, provide services to Sterling Commerce, Inovis, or EasyLink Services in connection with any business or other enterprise relating to software tools, solutions, or services used to conduct electronic commerce among companies, in a manner which may compete against any products or services offered or sold by GXS.

(ii)	divert or otherwise take away any customer of GXS with which you had contact during the twelve (12) months prior to the termination of your employment with GXS.

(iii)
directly or indirectly solicit, induce, or encourage any person who is an employee of GXS to terminate his/her relationship with GXS, or directly or indirectly hire or cause to be hired any person who is an employee of GXS.

Termination
Depending upon the reason for your employment with GXS ending, you will be covered by one of the following:

1.	Cause or Voluntarily Quit

If your employment terminates because you voluntarily quit or because GXS terminates you for “cause”, you will not be entitled to any additional compensation. “Cause” means willful or unreasonable neglect of your job duties, committing fraud, misappropriation or embezzlement; dishonesty; being convicted of a felony; willful unauthorized disclosure of GXS confidential information; and willfully or unreasonably engaging in conduct materially injurious to GXS.

2.	Termination Without Cause
If you are terminated without “cause” you will receive, as severance, continuation of your then current salary and medical benefits for nine months and a pro-rata portion (nine months) of your most recent annual bonus payment. For 2009, the pro-rata portion will be based on your annual bonus target. This payment will be subject to your signing GXS’ standard termination agreement, which will include a complete release for the benefit of GXS.
In the event of a Change of Control (as defined in the GXS Holdings, Inc. Stock Incentive Plan) and you are not offered a position comparable to your position as Senior Vice President, Global Sales for GXS following the Change in Control and you terminate your employment with GXS, or its successor, as a result then such termination will be deemed to be a Termination Without Cause.
In the event you are terminated without “Cause” within 12 months following a Change of Control (as such terms are defined in GXS Holdings, Inc. Stock Incentive Plan), the portion of the options granted to you under the Corporation’s Stock Incentive Plan pursuant to this letter that would have become vested and exercisable within the 12-month period following the date of termination would become fully vested and exercisable on the date of termination. The vested portion of such options would remain fully exercisable by you for three months following the date of termination of your employment.
In the event of any termination of your employment, you will be required to reimburse GXS for any outstanding monies owed to GXS that have not been repaid by the time employment is terminated. Acceptance of this letter will be your authorization to permit GXS, to the extent permitted by law, to deduct and offset any payments, including payment for salary, bonus, expenses, or vacation pay, otherwise owed to you upon termination of employment.

Compliance with Section 409A
To the extent that Section 409A of the Internal Revenue Code (“Code’’) applies to any payment or election required under this letter, such payment or election shall be made in conformance with the provisions of Section 409A of the Code. Certain provisions of this Agreement are intended to constitute a separation pay arrangement that does not provide for the deferral of compensation subject to Section 409A of the Code and, if any such provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A. The remaining provisions of this Agreement are intended to comply with the provisions of Section 409A of the Code (to the extent applicable) and, to the extent that Section 409A applies to any provision of this Agreement and such provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the provision complying with the applicable provisions of Section 409A of the Code (including, but not limited to the requirement that any payment made on account of your separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations issued thereunder) (“Separation from Service”), shall not, if you are a Specified Employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations issued thereunder), be made earlier than the first business day of the seventh month following your Separation from Service, or if earlier the date of your death). Any payment that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period.

Confidentiality/Integrity
This offer is made in the strictest confidence. You are required to maintain the confidentiality of the information contained in this offer and any proprietary information you received from GXS in consideration of this offer. Failure to comply will result in the offer being summarily withdrawn.

GXS’ most valuable asset is its worldwide reputation for integrity and high standards of business conduct. Accordingly, please review the Code of Conduct and policies included within the enclosed Compliance Guide, and complete the acknowledgment to reaffirm your personal commitment to comply with these code and policies. Additionally, please sign the enclosed “Proprietary Information and Inventions Agreement”.

Dispute Resolution
I also want to remind you that agreed to be bound by all the terms and conditions of the GXS Dispute Resolution Program on February 22, 2005 and that you continue to be bound by these terms and conditions. Notwithstanding any term of the Dispute Resolution Program to the contrary, you agree that the substantive law of Maryland (and the federal judicial circuit with jurisdiction over Maryland) shall apply to all claims under the Dispute Resolution Program. A copy of the “Agreement to Resolve Employee Claims under the GXS Employee Dispute Resolution Program” is attached for you to sign.

Please sign below to indicate your acceptance of this offer and return to Ann Addison, VP of Human Resources.

I look forward to having you as a member of the Senior Executive leadership team and believe this position will provide you with the kind of challenge and career growth you are seeking.

Sincerely,

Bob Segert
Chief Executive Officer

I accept this offer of employment with GXS and agree to all the terms stated or referred to in this letter.

Name	Date

cc: Ann Addison